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     As filed with the Securities and Exchange Commission on June 29, 2001.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              THE YORK GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                                    76-0490631
 (State of Incorporation or Organization)   (I.R.S. Employer Identification No.)



       8554 KATY FREEWAY, SUITE 200
              HOUSTON, TEXAS                               77024
 (Address of Principal Executive Offices)                (Zip Code)


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:



     Title of each class                          Name of each exchange on
     to be so registered                   which each class is to be registered
     -------------------                   ------------------------------------
            NONE                                            N/A


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. / /

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. /X/

Securities Act registration statement file number to which this Form relates:
Not Applicable

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                         PREFERRED STOCK PURCHASE RIGHTS
                                (Title of Class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On September 26, 2000, the Board of Directors of The York Group, Inc. (the "COMPANY"), authorized the issuance of one preferred share purchase right (a "RIGHT") with respect to each outstanding share of common stock, par value $0.01 per share (the "COMMON SHARES"), of the Company to stockholders of record at the close of business on September 28, 2000. Each Right entitles the registered holder to purchase from the Company one Unit (as such term is defined in the Rights Agreement, initially being one one-thousandth (1/1000th)) of a Preferred Share at a price of $25.00 per Unit of a Preferred Share (the "PURCHASE PRICE"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "RIGHTS AGREEMENT") dated as of September 28, 2000 between the Company and Computershare Investor Services, LLC, as Rights Agent (the "RIGHTS AGENT").

         DETACHMENT OF RIGHTS; EXERCISE. Initially, the Rights will attach to all Common Share certificates representing outstanding shares and no separate Right Certificate will be distributed. The Rights will separate from the Common Shares and a Distribution Date (as defined in the Rights Agreement) will occur upon the earlier of (i) 10 days following the public announcement that a Person or group of affiliated or associated Persons (an "ACQUIRING PERSON") has acquired beneficial ownership of 15% or more of the outstanding Voting Shares (as defined in the Rights Agreement) of the Company, or (ii) 10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a Person or group of 15% or more of such outstanding Voting Shares.

         Until the Distribution Date (or earlier redemption or expiration of the Rights) (i) the Rights will be evidenced by the certificates representing Common Shares, (ii) the Rights will be transferred with and only with the Common Shares, (iii) new Common Share certificates issued after September 28, 2000, upon transfer or new issuance of the Common Shares will contain a notation incorporating the Rights Agreement by reference, and (iv) the surrender for transfer of any certificates for Common Shares outstanding as of September 28, 2000, even without such notation, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates.

         As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "RIGHT CERTIFICATES") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on September 27, 2010 (the "FINAL EXPIRATION DATE"), unless the Final Expiration Date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

         If an Acquiring Person acquires 15% or more of the Voting Shares of the Company, each Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) will become a right to buy that number of Common Shares that at the time of such acquisition would have a market value of two times the Purchase Price of the Right. If, however, the Board of Directors of the Company determines in good faith that a Person who would otherwise be an Acquiring Person, has become such inadvertently, and such Person divests a sufficient number of Voting Shares by such deadline as the Board of Directors shall set, then such Person shall not be deemed to be an Acquiring Person for any purposes of the Rights Agreement.

         If, after any Person has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

         REGISTRATION AND LISTING OF SECURITIES. The offer and sale of the Preferred Shares or other securities issuable upon exercise of the Rights will be registered with the Securities and Exchange Commission but such registration will not be effective until the Rights become exercisable. As described above, however, the Rights will not be transferable separately from the Common Shares until the Distribution Date.

         ANTIDILUTION AND OTHER ADJUSTMENTS. The number of Preferred Shares or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution.

         The number of outstanding Rights and the number of Preferred Shares or other securities issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

         EXCHANGE OPTION. At any time after the acquisition by a Person or group of affiliated or associated Persons of beneficial ownership of 15% or more of the outstanding Voting Shares of the Company and before the acquisition by a Person or group of 50% or more of the outstanding Voting Shares of the Company, the Board of Directors may, at its option, issue Common or Preferred Shares of the Company in mandatory redemption of, and in exchange for, all or part of the then outstanding exercisable Rights (other than Rights owned by such Acquiring Person or group which would become null and void) at an exchange ratio not to exceed four Common Shares or Units of a Preferred Share for each Right which is then exercisable, subject to adjustment.

         REDEMPTION OF RIGHTS. At any time prior to the first public announcement that a Person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, the Board of Directors of the Company may redeem all, but not less than all, of the then outstanding Rights at a price of $0.01 per Right (the "REDEMPTION PRICE"). The Redemption Price may be paid by the Company in cash or securities of the Company. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         NO RIGHTS AS STOCKHOLDER. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         AMENDMENT OF RIGHTS. The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including amendment to extend the Final Expiration Date, except that after the Distribution Date no such amendment may materially and adversely affect the interests of holders of the Rights.

         AMENDMENT NO. 1. On May 23, 2001, the Company announced that the Company, Matthews International Corporation, a Pennsylvania corporation ("MATTHEWS"), and Empire Merger Corp., a Delaware corporation and wholly owned subsidiary of Matthews ("EMC"), had entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") pursuant to which EMC will merge with and into the Company and all outstanding shares of the Company will be exchanged for cash. On May 23, 2001, the Company announced that it had entered into an Asset Purchase Agreement dated May 24, 2001 by and among Matthews, Empire Stock Corp., a Delaware corporation and wholly owned subsidiary of Matthews ("ESC"), the Company, York Bronze Company and OMC Industries, Inc. (the "ASSET PURCHASE AGREEMENT") and a Stock Purchase Agreement, dated May 24, 2001, by and among the Company, Matthews and ESC (the "STOCK PURCHASE AGREEMENT"), pursuant to which the Company sold its commemorative products segment to Matthews.

         Immediately prior to the execution of the Asset Purchase Agreement, the Stock Purchase Agreement and the Merger Agreement, the Company and the Rights Agent executed an Amendment No. 1 To Rights Agreement (the "AMENDMENT"). The Amendment provides that the definition of "Acquiring Person" in Section 1 of the Rights Agreement is amended to exclude Matthews, EMC and ESC under the (i) Merger Agreement, (ii) the Stock Purchase Agreement, and (iii) the Asset Purchase Agreement, or any related transaction or document. As a result, under the terms of the Merger Agreement, the Stock Purchase Agreement and the Asset Purchase Agreement, none of Matthews, EMC or ESC shall be an Acquiring Person for any purpose under the Rights Agreement.

         The form of the Amendment between the Company and the Rights Agent specifying the amendment to the terms of the Rights is attached as EXHIBIT 1.1 to this Form 8-A/A and is incorporated herein by reference.

The forgoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (and the exhibits thereto) attached as EXHIBIT 1 to the Company's Form 8-A filed with the Securities and Exchange Commission on September 28, 2000 and incorporated herein by reference, as amended by the Amendment which is attached hereto as
EXHIBIT 1.1.

ITEM 2.    EXHIBITS.



Exhibit No.       Description of Exhibit
-----------       ----------------------
1.1               Amendment No. 1 to Rights Agreement dated as of May 24, 2001 between the Company and Computershare Investor Services, LLC,
                  as Rights Agent.

1.2               Rights Agreement dated as of September 28, 2000 between the
                  Company and Computershare Investor Services, LLC, as Rights
                  Agent, which includes as EXHIBIT A the Form of Right
                  Certificate, as EXHIBIT B the Form of Certificate of
                  Designations, Preferences and Rights of Series A Junior
                  Participating Preferred Stock, and as EXHIBIT C the Summary of
                  Rights to Purchase Preferred Stock. (Incorporated by reference to EXHIBIT 1 of Form 8-A filed by the Company with the Securities and Exchange Commission on September 28, 2000.)


                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



Dated: June 29, 2001                          THE YORK GROUP, INC.


                                              By:  /s/ Cristen L. Cline
                                                   -----------------------------
                                                   Cristen L. Cline
                                                   Secretary

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                                INDEX TO EXHIBITS


Exhibit No.       Description of Exhibit
-----------       ----------------------
1.1               Amendment No. 1 to Rights Agreement dated as of May 24, 2001 between the Company and Computershare Investor Services, LLC,
                  as Rights Agent.

1.2               Rights Agreement dated as of September 28, 2000 between the
                  Company and Computershare Investor Services, LLC, as Rights
                  Agent, which includes as EXHIBIT A the Form of Right
                  Certificate, as EXHIBIT B the Form of Certificate of
                  Designations, Preferences and Rights of Series A Junior
                  Participating Preferred Stock, and as EXHIBIT C the Summary of
                  Rights to Purchase Preferred Stock. (Incorporated by reference to EXHIBIT 1 of Form 8-A filed by the Company with the Securities and Exchange Commission on September 28, 2000.)
